UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2013

LILM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 Livingston Loop, The Villages, Florida	32162
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 352-561-8182

1115 Gilmer Drive, Salt Lake City, Utah	84105-2463
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01     Changes in Control of Registrant.

On September 24, 2013, Alewine Limited Liability Company, (the “Seller”), an entity owned and controlled by George and Laurie Jo Norman, III  and the principal shareholder of LILM, Inc. (the “Company”), entered into and closed on a Share Purchase Agreement (the “Agreement”) with, among others, Kent Campbell and Denis Espinoza (each a “Purchaser” and collectively, the “Purchasers”) whereby the Purchasers purchased from the Seller a total of 1,788,475 shares of the Company’s common stock (the “Shares”), representing 67.91% of the issued and outstanding shares of common stock of the Company.  A copy of the Share Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

In accordance with the Agreement, Mr. Campbell shall receive 1,466,225 Shares and Mr. Espinoza shall receive 322,250 Shares.  The Company, together with Mr. Norman and its new control shareholders and additional officers and directors, will continue to pursue its current business operations.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement and pursuant to Section 4.04 thereof: (a) George I. Norman, III resigned from his prior officer positions and has been re-appointed as Chief Financial Officer by the board of directors, and shall remain as a member of the board of directors, (b) Jessie Scott Bean resigned as a director of the Company, (c) Laurie Jo Norman resigned as a director of the Company; (d) Kent Campbell was appointed as the Company’s Chief Executive Officer and a director, and (e) Denis Espinoza was appointed as the President, Chief Operating Officer and director of the Company.

These resignations are not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

There is no arrangement or understanding among any of the new directors, on the one hand or any other person, on the other hand, pursuant to which a new director was appointed as a director.  No new director has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  None of the new directors have received any compensation in connection with their appointment as a director and no new director will serve on a committee of the board of directors, at this time.

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officers and directors. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

Kent Campbell.  Mr. Campbell (age 50)  has extensive leadership experience. He has been the Manager of RSM Reports LLC since its formation in April 2008.  He also owns and manages residential income properties within The Villages, a residential community in central Florida. For the past 20 years, Mr. Campbell has managed successfully his personal portfolio of equities and bonds.

In 1982, Mr. Campbell launched his career as a co-founder of the California-based In Pro Corporation specializing in plastics manufacturing for door and wall protection at the age of eighteen. Mr. Campbell’s business was profitable in the early stages and eventually he moved operations to Wisconsin. Mr. Campbell was responsible for sales, customer service and almost all aspects of the business and its growth.  At age 30, Mr. Campbell sold In Pro, the company continues to thrive today.

Denis Espinoza.  Mr. Espinoza (age 30) has extensive experience in the field of IT (Information Technology).  His business experience includes employment as a Senior Systems Administrator at Science Applications International Corporation and project manager at Booz Allen Hamilton, where he assisted with the supervision of an international project involving more than 150 employees and contractors.  For the past 11 years, Mr. Espinoza has personally invested in numerous companies, both private and public, and since 2007, he has operated his own real estate company.

Mr. Espinoza was a Staff Sergeant serving with the U.S. Marine Corp. where he completed his term of service.  During his enlistment, he had over 50 personnel in his charge, thereby further honing his leadership skills.

Mr. Espinoza received a Bachelor of Science in Business Information Systems and Masters of Science in Management Information Systems from Bellevue University as well as numerous computer industry certifications.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement dated September 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 25, 2013

LILM, INC.

By:/s/ Kent Campbell
Name:  Kent Campbell
Title: Chief Executive Officer